                                                                     EXHIBIT 2.1
================================================================================







                               PURCHASE AGREEMENT

                                     between

                                  DATRON INC.,

                                       AND

                          SL INDUSTRIES VERTRIEB, GmbH




                               As of June 30, 1998




================================================================================

                                TABLE OF CONTENTS


ARTICLE I  DEFINITIONS.......................................................1


ARTICLE II  SALE AND TRANSFER OF OWNERSHIP INTEREST; CLOSING.................4

      2.1   OWNERSHIP INTEREST TO BE SOLD....................................4
      2.2   PURCHASE PRICE; PAYMENT OF PURCHASE PRICE........................4
      2.3   CALCULATION OF OPERATING PROFIT..................................4

ARTICLE III  THE CLOSING.....................................................7

      3.1   TIME AND PLACE; SIMULTANEOUS SIGNING AND CLOSING.................7
      3.2   DEED OF ASSIGNMENT...............................................7
      3.3   DELIVERIES BY DATRON AND EME.....................................7
      3.4   DELIVERIES BY SL.................................................8

ARTICLE IV  [THIS ARTICLE INTENTIONALLY OMITTED].............................8


ARTICLE V  REPRESENTATIONS AND WARRANTIES OF DATRON..........................8

      5.1   TITLE TO THE OWNERSHIP INTEREST..................................8
      5.2   AUTHORIZATIONS: VALID AND BINDING AGREEMENT......................9
      5.3   ORGANIZATION AND GOOD STANDING...................................9
      5.4   CAPITALIZATION...................................................9
      5.5   SUBSIDIARIES AND PARTNERSHIPS....................................9
      5.6   NO VIOLATION....................................................10
      5.7   FINANCIAL STATEMENTS............................................10
      5.8   BOOK AND RECORDS................................................10
      5.9   CERTAIN LIABILITIES.............................................10
      5.10  NO LIABILITIES..................................................11
      5.11  ABSENCE OF CERTAIN CHANGES......................................11
      5.12  TITLE TO PROPERTIES, ENCUMBRANCES...............................12
      5.13  DESCRIPTION OF ASSETS...........................................12
      5.14  INVENTORY.......................................................12
      5.15  ACCOUNTS RECEIVABLE.............................................13
      5.16  ACCOUNTS PAYABLE................................................13
      5.17  INTELLECTUAL PROPERTY...........................................13
      5.18  LEASES..........................................................14
      5.19  TAXES...........................................................14
      5.20  LITIGATION......................................................15
      5.21  EMPLOYMENT AND LABOR MATTERS....................................15
      5.22  CONTRACTS AND COMMITMENTS.......................................15
      5.23  BANK ACCOUNTS...................................................16
      5.24  COMPLIANCE WITH APPLICABLE LAW..................................16
      5.25  CONSENTS AND APPROVALS; GOVERNMENTAL AUTHORIZATIONS.............16
      5.26  NO CONDEMNATION.................................................17
      5.27  CONDUCT OF THE BUSINESS AFTER NOVEMBER 30, 1997.................17
      5.28  INSURANCE.......................................................17
      5.29  ENVIRONMENTAL MATTERS...........................................18
      5.30  CERTAIN PAYMENTS................................................20
      5.31  BROKERS OR FINDERS..............................................20
      5.32  DISCLOSURE......................................................20

ARTICLE VI  REPRESENTATIONS AND WARRANTIES OF SL............................20

      6.1   ORGANIZATION AND GOOD STANDING..................................21
      6.2   AUTHORIZATION...................................................21



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

      6.3   INVESTMENT REPRESENTATION.......................................21
      6.4   LITIGATION......................................................21
      6.5   BROKERS OR FINDERS..............................................21

ARTICLE VII  OTHER OBLIGATIONS OF THE PARTIES...............................22

      7.1   NO IMPLIED REPRESENTATIONS......................................22
      7.2   TRANSITION COOPERATION..........................................22
      7.3   SECTION 338 ELECTION............................................22
      7.4   SOLICITATION OF INVESTIGATIONS BY GOVERNMENTAL BODIES...........22
      7.5   TAX RETURNS.....................................................22

ARTICLE VIII  THIS ARTICLE IS INTENTIONALLY OMITTED.........................23

ARTICLE IX  THIS ARTICLE IS INTENTIONALLY OMITTED...........................23

ARTICLE X  SURVIVAL OF REPRESENTATIONS; INDEMNIFICATION.....................23

      10.1  SURVIVAL OF REPRESENTATIONS AND COVENANTS; DEFINITIONS..........23
      10.2  AGREEMENT BY DATRON TO INDEMNIFY................................23
      10.3  AGREEMENT BY SL TO INDEMNIFY....................................24
      10.4  DEFENSE OF CLAIMS...............................................24
      10.5  CONDITIONS OF INDEMNIFICATION...................................25

ARTICLE XI  THIS ARTICLE IS INTENTIONALLY OMITTED...........................26

ARTICLE XII  MISCELLANEOUS..................................................26

      12.1  EXPENSES........................................................26
      12.2  FURTHER ASSURANCES..............................................27
      12.3  PARTIES IN INTEREST.............................................27
      12.4   ENTIRE AGREEMENT; AGREEMENT GOVERNS; AMENDMENTS................27
      12.5  SEVERABILITY....................................................27
      12.6  ARTICLE AND SECTION HEADINGS; CONSTRUCTION......................27
      12.7  NOTICES.........................................................28
      12.8  GOVERNING LAW...................................................28
      12.9  PUBLIC DISCLOSURE...............................................29
      12.10 COUNTERPARTS....................................................29
      12.11 GOOD FAITH......................................................29
      12.12 FACSIMILE EXECUTION.............................................29

          DATRON, INC./SL INDUSTRIES INC./SL INDUSTRIES VERTRIEB, GMBH

                    INDEX OF EXHIBITS AND DISCLOSURE SCHEDULE




Exhibit 2.3 Certain Intercompany Expenses allocated by SL and Datron to EME and not added to Net Profit

Exhibit 3.2         Form of Deed of Assignment




Disclosure Schedule
-------------------
Section 3.3(b)      Amounts Due from EME to Datron
Section 5.2         Consents of EME
Section 5.4         Capitalization
Section 5.5         Subsidiaries, Partnerships and Cooperative Arrangements
Section 5.6         Exceptions to "No Violation" Representation
Section 5.7         Certain Inventory
Section 5.11        Absence of Changes
Section 5.12        Title Exceptions and Encumbrances
Section 5.13        Fixed Assets
Section 5.15        Accounts Receivable
Section 5.16        Accounts Payable
Section 5.17        Intellectual Property
Section 5.18        Leases
Section 5.20        Litigation
Section 5.21        Employment Matters
Section 5.22        Contracts and Commitments
Section 5.23        Bank Accounts
Section 5.25        Consents, Approvals and Governmental Authorizations
Section 5.27        Payments to Datron
Section 5.28        Insurance
Section 5.28(c)     Insurance Claims and Loss Experiences
Section 5.28(d)     Exceptions to Effectiveness of Policies
Section 5.29        Environmental Matters

                                                                  EXECUTION COPY
                                                                  --------------


                               PURCHASE AGREEMENT

            This PURCHASE AGREEMENT ("Agreement") dated as of June 30, 1998 between Datron Inc., a Delaware corporation with corporate offices at 1200 N. Glenbrook Drive, Garland, TX 75040 ("Datron"), and SL Industries Vertrieb, GmbH ("SL"), a limited liability company organized under the laws of the Federal Republic of Germany and an Affiliate of SL Industries, Inc., a New Jersey corporation with corporate offices at 520 Fellowship Road, Suite A-114, Mt. Laurel, NJ 08054 ("SL Industries").

                                    RECITALS

            Datron desires to sell, and SL desires to purchase, all of Datron's right, title, and interest in the Shares of Elektro-Metall Export GmbH (hereinafter "EME"), a company with limited liability (Gesellschaft mit beschrankter Haftung) organized under the laws of the Federal Republic of Germany, registered under the No. HRB 201 in the commercial register of the local court of Ingolstadt and having its seat in Ingolstadt, with corporate offices at Manchinger Strasse 116, 85083 Ingolstadt, Germany, for the consideration and on the terms set forth in this Agreement.

                                    AGREEMENT

          The parties, intending to be legally bound, agree as follows:

                                   ARTICLE I

                                  DEFINITIONS
                                  -----------

      For the purposes of this Agreement, the following terms have the meanings specified or referred to in this Article I:

      "Affiliate" means any Person controlling, controlled by or under common control with such Person.

      A "breach" of a representation, warranty, covenant, or other provision of this Agreement or any instrument delivered pursuant to this Agreement will be deemed to have occurred if there is or has been (a) any inaccuracy in or breach of, or any failure to perform or comply with, such representation, warranty, covenant or other provision, or (b) any claim (by any Person) or other occurrence or circumstance that is or was inconsistent with such representation, warranty, covenant or other provision, and the term "breach" means any such inaccuracy, breach, failure, claim, occurrence, or circumstance.

      "Building" means the structure on the real property owned by EME located in Ingolstadt, Germany.

      "Closing" is defined in Section 3.1.

      "Closing Date" means the date as of which the Closing actually takes place.

      "Commercially Reasonable Efforts" means efforts that a reasonable businessman desirous of achieving a result would use in similar circumstances to ensure that such result is achieved as expeditiously as reasonably possible; provided, however, that an obligation to use Commercially Reasonable Efforts under this Agreement does not require the Person subject to that obligation to take actions that would result in a materially adverse change in the benefits to such Person of this Agreement and the contemplated Transaction.

      "Consent" means any approval, consent, ratification, waiver, or other authorization (including any Governmental Authorization).

      "Disclosure Schedule" means the schedule referred to in this Agreement.

      "EME Facility" is defined in Section 5.12.

      "Encumbrance" means any charge, claim, community property interest, equitable interest, lien, option, pledge, security interest, right of first refusal, or restriction of any kind, including any restriction on title, use, voting, transfer, receipt of income, third party usufructs (Nissbrauchrechte), or exercise of any other attribute of ownership.

      "Financial Statements" means the balance sheets of EME at December 31, 1997 and March 31, 1998 and related statements of income and cash flow for the one year period and the three month period then ended prepared by Datron.

      "GAAP" means generally accepted United States accounting principles.

      "Governmental Authorization" means any approval, consent, license, permit, waiver, or other authorization issued, granted, given, or otherwise made available by or under the authority of any Governmental Body or pursuant to any Legal Requirement.

      "Governmental Body" means any:

                  (i) nation, state, county, city, town, village, district, or other governmental jurisdiction of any nature;

                  (ii) federal, state, local, municipal, foreign, or other government;

                  (iii) governmental or quasi-governmental authority of any nature (including any governmental agency, branch, department, official, or entity and any court or other tribunal);

                  (iv) governmental or quasi-governmental multi-national organization or body; or

                  (v) body authorized by any of the foregoing Persons to exercise any administrative, executive, judicial, legislative, police, regulatory, or taxing authority or power of such Persons.

      "Intellectual Property Assets" is defined in Section 5.17.

      "Knowledge of Datron" or "Datron's Knowledge" means (x) the actual knowledge of Sal J. Nuzzo, Robert V. Gibson, and Stephen E. King; and (y) the actual knowledge of, and knowledge that should have been obtained by Peter J. Starke, Peter Kraft, and Hans-Otto Raulf in the performance of duties required by their respective positions at EME.

      "Knowledge of SL" or "SL's Knowledge" means the actual knowledge of James
E. Morris, Owen Farren and David Nuzzo and the knowledge they should have obtained in the performance of duties required by their respective positions at SL Industries or SL.

      "Legal Requirement" means any federal, state, local, international, multinational, law or regulation or ruling with the force of law of a Governmental Body.

      "Material Adverse Effect" means any material adverse effect on the business, operations, results of operations, condition (financial or other), assets or liabilities of EME.

      "Operational Change" means a change made after the Closing Date (x) to enter into or to drop a line of business of EME or (y) to pursue sales of new products which are not currently in EME's product lines or not currently being developed by EME or (z) to pursue sales in new geographical markets in which EME does not currently pursue sales.

      "Ordinary Course of Business" means an action taken by EME (x) which is consistent with the past practices of EME and is taken in the ordinary course of operations of EME or, if no such past practices exist, then only taken in the ordinary course of operations of EME, and (y) where there is no Legal Requirement or a requirement of the articles of association of EME or a resolution of the shareholders of EME that such action be authorized by the shareholders of EME (or by any Person or group of Persons exercising similar authority).

      "Ownership Interest" is defined in Section 2.1.

      "Permitted Encumbrances" means Encumbrances listed or described in the Disclosure Schedule, mechanics', carriers', workmen's or other like Encumbrances arising in the ordinary course of business and Encumbrances for taxes, assessments and other charges of a Governmental Body which may be thereafter paid without penalty.

      "Person" means any individual, corporation (including any non-profit corporation), general or limited partnership, limited liability company, joint venture, estate, trust, association, organization, labor union, or other entity including a Governmental Body.

      "Shares" means all shares in EME, currently representing paid-in capital of DM 3,000,000.

      "Trade Secrets" is defined in Section 5.17.

      "Transactions" means the purchase of the Ownership Interest, the execution and delivery of this Agreement and all documents and instruments required by this Agreement and the performance and fulfillment of all acts, conditions, obligations and responsibilities required by this Agreement to be performed and fulfilled by a party hereto.

                                   ARTICLE II

                SALE AND TRANSFER OF OWNERSHIP INTEREST; CLOSING

2.1   OWNERSHIP INTEREST TO BE SOLD.

      Subject to the terms and conditions of this Agreement, at the Closing, Datron will sell and assign to SL, and SL will purchase and acquire by way of assignment from Datron, free and clear of all Encumbrances of any kind whatsoever, all right, title and interest in the Shares of EME ("Ownership Interest").

2.2   PURCHASE PRICE; PAYMENT OF PURCHASE PRICE.

      The purchase price ("Purchase Price") for the Ownership Interest is as follows:

            (a) Base Purchase Price. The purchase price for the Ownership Interest payable at Closing is $9,500,000 (the "Base Purchase Price"). At the Closing, SL will cause to be wire transferred in immediately available U.S. funds to an account designated by Datron, the Base Purchase Price.

             (b) Additional Purchase Price. If, for calendar year 1998, EME's DM earnings under GAAP before interest, taxes, and foreign currency exchange effects ("Operating Profit"), determined as provided in Section 2.3, equal or exceed DM 3,000,000, SL will pay to Datron additional consideration in the amount of $500,000, plus an amount equal to six percent (6%) simple interest per annum thereon from the Closing Date to the date of payment (the "Additional Purchase Price"), to be wire transferred in immediately available U.S. funds on the date specified in Section 2.3(d) to an account designated by Datron.

2.3   CALCULATION OF OPERATING PROFIT.

            (a) Operating Profit of EME for calendar year 1998 means:

                  (i)   Net Profit for such year; plus,

                  (ii) to the extent deducted in determining Net Profit for such fiscal year the sum of:

                        (A)   interest expense;

                        (B)   taxes;

                        (C) the excess of depreciation of tangible assets over four times the amount of depreciation of tangible assets from January 1 through March 31, 1998;

                        (D) amortization of goodwill and other intangible assets;

                        (E) losses on disposal of property and equipment;

                        (F) any amounts paid or payable to any employees of EME related to the Transactions as a bonus, stay-bonus or otherwise that are higher than would otherwise be paid or payable absent the Transactions;

                        (G) expenses related to the Transactions;

                        (H) expenses to the extent covered by Indemnity Payments payable by Datron under Section 10.2;

                        (I) expenses that constitute extraordinary items (as defined by GAAP), including any reserves against, or write-downs of, inventory (but only to the extent such reserves or write-downs constitute extraordinary items);

                        (J) intercompany expenses allocated to EME by Datron or SL or any of its Affiliates (except intercompany expenses listed in Exhibit 2.3); plus

                        (K) foreign exchange losses; plus

                  (iii) increases in expenses (to the extent deducted in determining Net Profit) or decreases in revenues or gains (to the extent the same would otherwise have been included in determining Net Profit) that result from any Operational Change; minus

                  (iv) increases in revenue or gains (to the extent included in determining Net Profit), or decreases in expenses (to the extent that the same would have been deducted in determining Net Profit), that result from any Operational Change; minus

                  (v) extraordinary gains (as defined by GAAP) (to the extent included in determining Net Profit); minus

                  (vi) gains on disposal of property and equipment (to the extent included in determining Net Profit); and minus

                  (vii) foreign exchange gains.

      Operating Profit shall be determined without duplication of any addition or subtraction for any item.

            (b) Any amount or calculation to be made in connection with determining Operating Profit shall be made (i) in accordance with GAAP in a manner consistent with the accounting principles and methodologies used in preparation of the Financial Statements, and (ii) using the revenue, income and expense recognition policies and practices used by EME in such statements; provided, however, that if GAAP clearly requires treatment of any item or items in a manner inconsistent with the treatment given to such items in the Financial Statements, then the

GAAP treatment shall be used. Calculations shall not reflect any purchase accounting adjustments resulting from SL's purchase of the Ownership Interest hereunder.

            (c) The following procedures shall apply with respect to determining the Operating Profit:

                  (i) SL shall cause the GAAP financial statements for EME for calendar year 1998 (the "1998 Financial Statements") to be prepared and delivered to Datron within 60 days of the end of such year accompanied by SL's calculation of Operating Profit. If the Operating Profit so calculated by SL is less than DM 3,000,000, during the ninety (90) days immediately following receipt of the 1998 Financial Statements by Datron, Datron and its representatives may review any working papers, trial balances and similar materials relating to such financial statements including material prepared by EME's accountants (the "Evaluation Materials"). SL shall meet with Datron and its representatives and respond to any questions they may have concerning such financial statements and the calculation of Operating Profit. Until delivery of the 1998 Financial Statements, SL shall cause EME to prepare and deliver to Datron, when prepared, the monthly EME financial statements for the month of June 1998 and each successive month of 1998.

                  (ii) The Operating Profit of less than DM 3,000,000 calculated by SL shall become final and binding upon the parties on the ninety-first
      (91st) day following delivery thereof unless Datron shall give written notice to SL of its disagreement with the amount of Operating Profit (a "Notice of Disagreement") prior to such date. The Notice of Disagreement, if any, shall specify in reasonable detail the nature of any disagreement so asserted and Datron's determination of Operating Profit. If a timely Notice of Disagreement is delivered by Datron to SL, then the amount of Operating Profit shall become final and binding upon the parties on the earlier of (x) the date SL and Datron resolve in writing all differences they have with respect to matters specified in the Notice of Disagreement or (y) the date all remaining matters in dispute are finally resolved in writing by the Accounting Firm (the date on which the Operating Profit becomes final and binding being hereinafter called the "Final Determination Date"). In rendering its written decision, the Accounting Firm shall limit its review to such of the Evaluation Materials that it deems appropriate in its discretion, and to submissions by the parties. For purposes of this Section 2.3, the "Accounting Firm" shall be the New York City office of Price Waterhouse Coopers or, if such Accounting Firm is unwilling or unable to act on mutually acceptable terms, the New York City office of such other independent "Big 5" public accounting firm as shall be agreed upon by SL and Datron or, if SL and Datron are unable to reach such agreement, such independent "Big 5" public accounting firm as shall be chosen by lot in a manner agreed upon by SL and Datron.

                  (iii) Each party shall pay its own costs and expenses incurred in connection with such dispute resolution (including all fees and expenses of its accountants); provided that the fees and expenses of the Accounting Firm shall be borne by SL if the Operating Profit is DM 3,000,000 or more and by Datron if it is less than DM 3,000,000.

            (d) The Additional Purchase Price shall be paid to Datron by SL (x) within two (2) business days after SL's delivery to Datron of the 1998 Financial Statements if the Operating Profit is at least DM 3,000,000; or (y) if SL initially determines such Operating Profit is less than DM 3,000,000 and subsequently the parties agree or the Accounting Firm determines that such Operating Profit is at least DM 3,000,000, then within two (2) business days after the Final Determination Date.

                                   ARTICLE III

                                   THE CLOSING

3.1   TIME AND PLACE; SIMULTANEOUS SIGNING AND CLOSING.

            (a) The sale and purchase of the Ownership Interest will take place at a closing (the "Closing") to be held simultaneously for the assignment of the Shares in Germany and at O'Sullivan Graev & Karabell, 30 Rockefeller Plaza, New York, New York 10112 or by facsimile and wire, at 10:00 a.m., United States Eastern Daylight Time, on July 10, 1998 or at such other place, time and date as the parties may mutually agree upon.

            (b) Signing by the parties of this Agreement and Closing under this Agreement are occurring simultaneously. Any provisions of this Agreement relating to the period of time between signing and Closing are null and void.

3.2   DEED OF ASSIGNMENT.

      At the Closing the parties will execute before a German notary, with offices in Dusseldorf, Germany a notarial deed of assignment in which Datron transfers the Ownership Interest in EME, and SL acquires the same, by way of assignment. Upon confirmation to SL of such delivery, SL shall pay the Base Purchase Price to Datron and, against delivery to Datron of the Purchase Price, the German counsel of SL shall record or arrange to record such assignment in the manner required by German law to complete transfer of the Ownership Interest. The deed of assignment shall be substantially in the form attached as
Exhibit 3.2.

3.3   DELIVERIES BY DATRON AND EME.

            (a) At the Closing, Datron will deliver to SL the following:

                  (i) A transfer agreement for the Ownership Interest executed by Datron and otherwise duly notarized as required by German law to complete the legal transfer of the Ownership Interest;

                  (ii)    All sections of the Disclosure Schedule;

                  (iii)   The Financial Statements;

                  (iv)    Each of the consents and approvals required by Section
      5.25 (a) including those necessary in connection with the conduct by EME of its business as conducted on the date hereof and actions satisfactory to SL by IBJ Schroder Bank & Trust Company and Max Volmar to release their Lien on the shares; and

                  (v) All other previously undelivered documents, instruments and writings required to be delivered by Datron at or prior to the Closing pursuant to this Agreement.

            (b) At the closing, EME will deliver to Datron the following:

                  (i) A release of Datron, solely arising out of Datron's status as a shareholder of EME without diminishing in any way Datron's obligations to SL arising under this Agreement;

                  (ii) The amount due from EME to Datron on the Closing Date as payment for purchases of products from the EEMCO division of Datron, corporate allocations and costs of insurance, all as set forth on Section 3.3(b) of the Disclosure Schedule; and

                  (iii) A declaration of consent by EME to the assignment of the Shares by Datron to SL.

3.4   DELIVERIES BY SL.

      At the Closing, SL will cause to be delivered to Datron the following:

            (a)   The Base Purchase Price;

            (b) A release by SL as a shareholder of EME of all liability of Datron to EME arising solely out of Datron's status as the shareholder of EME without diminishing in any way Datron's obligations to SL arising under this Agreement; and

            (c) All other previously undelivered documents, instruments and writings required to be delivered by SL at or prior to the Closing pursuant to this Agreement.

                                   ARTICLE IV

                      [THIS ARTICLE INTENTIONALLY OMITTED]



                               ARTICLE V

                REPRESENTATIONS AND WARRANTIES OF DATRON

            Datron hereby represents and warrants to SL as follows:

5.1   TITLE TO THE OWNERSHIP INTEREST.

      As of the Closing, Datron will have the complete and unrestricted power and the unqualified right to sell, assign, transfer and deliver to SL good and valid title to the Ownership Interest, free and clear of all Encumbrances.

5.2   AUTHORIZATIONS: VALID AND BINDING AGREEMENT.

      Datron has the full corporate power and authority to enter into this Agreement and to consummate the transactions contemplated hereby. At Closing, the Board of Directors of Datron will have complied with any Legal Requirement and its certificate of incorporation and by-laws or otherwise to authorize the execution and delivery of this Agreement by Datron and the consummation by Datron of the Transactions. This Agreement constitutes a valid and binding agreement of Datron, enforceable in accordance with its terms. Except for the consent of EME required in EME's articles of association or in Section 5.2 of the Disclosure Schedule, neither the execution and delivery by Datron of this Agreement nor the consummation by Datron of the Transactions violates any Legal Requirement or violates, conflicts with or will at the Closing constitute a default under the certificate of incorporation or the by-laws of Datron or any contract, commitment, agreement, understanding, arrangement or restriction of any kind to which Datron is a party or by which it is bound.

5.3   ORGANIZATION AND GOOD STANDING.

      EME is a private limited company (Gesellschaft mit beschrankter Haftung) validly existing under the laws of the Federal Republic of Germany, has the corporate power to carry on its business as it is now being conducted and to own and lease the properties and assets that it now owns and leases. Copies of the articles of association (Gesellschaftsvertrag) of EME as currently in effect have been delivered to SL.

5.4   CAPITALIZATION.

      The stated capital (Stammkapital) of EME consists solely of the Ownership Interest. The Shares represent all the paid-in capital of EME. The stated capital of EME is fully paid in, not repaid to the shareholders of EME, nonassessable and free of all pre-emptive or similar rights. Except for the Ownership Interest, there is no equity interest in EME outstanding; there are no outstanding securities convertible into or exchangeable for an equity interest in EME; there are no outstanding options, warrants or other rights to purchase, acquire or subscribe for any equity interest in EME and no equity of EME is reserved for issuance for any purpose; and there are no contracts, commitments, agreements, understandings or arrangements or restrictions of any kind relating to the issuance, sale or transfer of any equity interest in EME or any such options, warrants or rights other than restrictions on transfer imposed by U.S. state and federal securities laws and in EME's articles of association. Except as specified in Section 5.4 of the Disclosure Schedule, EME has made no distributions that have resulted in a diminution of its stated capital from that reflected in the Financial Statements.

5.5   SUBSIDIARIES AND PARTNERSHIPS.

      EME has no subsidiaries and does not own, directly or indirectly, any capital stock or other equity securities of any Person or any direct or indirect equity, partnership or ownership interest in any business. Except as specified in Section 5.5 of the Disclosure Schedule, EME does not maintain an enterprise agreement within the meaning of Sections 291 and 292 of the Stock Corporation Act (Aktiengesetz), or any joint venture agreements, and EME has not issued any letter of comfort (Patronatserklarung) in favor of any third Person.

5.6   NO VIOLATION.

      Except as set forth in Section 5.6 of the Disclosure Schedule, neither the execution and delivery by Datron of this Agreement nor the consummation by Datron of the Transactions will violate any provision of the articles of association or by-laws of EME, or violate, conflict with, result in any breach of, or constitute a default (or an event or condition which, with notice or lapse of time or both, would constitute a default) under, or result in or give rise to any right with respect to the termination of, or accelerate the performance required by, or cause the acceleration of the maturity of any liability or obligation of EME which is not immaterial pursuant to, or result in the creation or imposition of any Encumbrance upon any properties or assets of EME under, any note, bond, mortgage, indenture, deed of trust, license, lease, contract, commitment, understanding, arrangement, agreement or restriction of any kind or character to which EME is a party or by which EME may be bound, or violate any judgment, decree, order, writ or injunction of a Governmental Body naming EME, or violate any Legal Requirement applicable to EME, its properties or assets.

5.7   FINANCIAL STATEMENTS.

      Datron has delivered to SL the Financial Statements. Except for the inventory set forth in Section 5.7 of the Disclosure Schedule, the Financial Statements are true, complete and accurate and fairly present the financial condition, results of operations and cash flow of EME as of the respective dates of and for the periods referred to in such Financial Statements, all in accordance with and to the extent required by GAAP consistently applied throughout the periods involved, except as to the lack of a report of independent certified public accountants and the absence of notes. Any Financial Statements that are not as of year end are also subject to year-end adjustments in accordance with GAAP and consistent with prior periods.

5.8   BOOK AND RECORDS.

      The books of account, and other records of EME, all of which have been made available to SL, are, in all material respects, accurate, complete and correct and have been maintained in accordance with sound business practices. At the Closing, all of those books and records will be in the possession of EME.

5.9   CERTAIN LIABILITIES.

      At March 31, 1998, the date of the last balance sheet in the Financial Statements, EME had no liabilities or obligations of any nature (whether known or unknown, whether absolute, accrued or contingent, and whether due or to become due) which are required under GAAP to be reflected or reserved in the balance sheet at that date (the "Last Balance Sheet") which are not reflected or reserved against in the Last Balance Sheet. There was no liability or obligation of EME of any nature whatsoever existing as of the date of the Last Balance Sheet which was required under GAAP to be reflected or reserved in such balance sheet which was not fully reflected or reserved against in the Last Balance Sheet and, except as set forth in Section 5.9 of the Disclosure Schedule, there are no obligations or liabilities of EME of any nature whatsoever incurred since the date of the Last Balance Sheet which were not incurred in the Ordinary Course of Business.

5.10  NO LIABILITIES.

      There are no liabilities, obligations or claims against EME (whether absolute, accrued, contingent or otherwise) the full cost of which, including attorneys fees, will not be timely paid by insurance therefor, relating to (i) employee matters not covered by the representations by Datron in Section 5.21 hereof or (ii) tortious liability claims against EME (as "tortious liability" is interpreted under Delaware law), existing as of the Closing Date or arising out of facts, conditions or circumstances existing at or prior thereto, whether or not such liabilities, obligations or claims were known at the time of the Closing, except for (i) liabilities therefor reflected or reserved against in
(x) the Last Balance Sheet or (y) in the Disclosure Schedule or (ii) liabilities arising since the date of the Last Balance Sheet in the Ordinary Course of Business.

5.11  ABSENCE OF CERTAIN CHANGES.

      Except as set forth in Section 5.11 of the Disclosure Schedule, since December 31, 1997, EME has conducted its business only in the Ordinary Course of Business, and has not:

            (a) Suffered any Material Adverse Effect;

            (b) Permitted, allowed or suffered any of its properties or assets (real, personal or mixed, tangible or intangible) to be subjected to Encumbrances except Permitted Encumbrances;

            (c) Disposed of or permitted to lapse any right to the use of any Patents or, disclosed to any Person not authorized to have such information any Trade Secrets not previously a matter of public knowledge or existing in the public domain;

            (d) Made any single capital expenditure or commitment in excess of DM 20,000 for additions to property, plant, equipment or intangible capital assets;

            (e) Paid, loaned or advanced any amounts to, or sold, transferred or leased any properties or assets (real, personal, or mixed, tangible or intangible) to or entered into any agreement or arrangements with Datron or any other stockholder, any of the officers, employees or directors of EME or any Affiliate of any such Person except for travel and expense advances in the Ordinary Course of Business;

            (f) Sold, transferred or otherwise disposed of any of its properties or assets (real or personal, tangible or intangible) except in the Ordinary Course of Business;

            (g) Made any material change in any method of accounting or accounting principle, practice or policy;

            (h) Suffered any single casualty loss (whether or not insured against) in excess of DM 10,000;

            (i) Declared, paid or set aside for payment any dividend or distribution in respect of, or directly or indirectly redeemed, purchased or otherwise acquired, any of its Shares;

            (j) Taken any other action not either in the Ordinary Course of Business and consistent with past practice (if such past practice exists) or provided for in this Agreement, the consequence of which would have a Material Adverse Affect; or

            (k) Agreed, so as to legally bind EME, whether in writing or otherwise, to take any of the actions set forth in this Section and not otherwise permitted by this Agreement.

5.12  TITLE TO PROPERTIES, ENCUMBRANCES.

            (a) Except as set forth in Section 5.12 of the Disclosure Schedule, EME has good and valid title to all the properties and assets that it purports to own (whether real, personal, or mixed, and whether tangible or intangible), including without limitation, Intellectual Property Assets. Except as set forth in Section 5.12 of the Disclosure Schedule and as reflected in the Last Balance Sheet all properties and assets of or used in the business of EME are free and clear of all Encumbrances, except (a) Permitted Encumbrances, and (b) with respect to real property owned by EME in Ingolstadt (the "EME Facility"), (i) imperfections of title, if any, none of which are substantial in amount, detracts from the value or impairs other than in a minor way the use of the property subject thereto, or impairs the operations of EME, and (ii) zoning laws and other land use restrictions.

            (b) Consistent with Section 5.1 hereof, no security, pledge or similar agreement between Datron and any other Person with respect to the Shares, including, but not limited to, that certain Amended and Restated Security Agreement dated as of September 22, 1997 between Datron, IBJ Schroder Bank & Trust Company, as trustee, and Max Volmar, as trustee, has been notarized pursuant to German law.

5.13  DESCRIPTION OF ASSETS.

      Section 5.13 of the Disclosure Schedule contains a complete list of the fixed assets owned, leased or used by EME at March 31, 1998. At Closing, the plumbing and heating system in the Building shall be in good working order, the roof of the Building shall be free from leaks, and the Building shall be structurally sound and all machinery and equipment in Section 5.13 of the Disclosure Schedule used by EME in its business is in good working order, subject to reasonable wear and tear and ordinary maintenance and repairs, and is adequate for EME to conduct its business as it is currently being conducted. The Building, subject to completion of current construction, is adequate for EME to conduct its business as it is currently being conducted.

5.14  INVENTORY.

      All inventory of EME reflected in the Last Balance Sheet or subsequently acquired is, to the extent still owned by EME, of a quality and quantity usable and saleable in the Ordinary Course of Business, except for obsolete items, slow-moving items, and items of below-standard quality. All obsolete and slow-moving inventory at the date of the Last Balance Sheet (other than the items in Section 5.7 of the Disclosure Schedule) has been written off on the Last Balance Sheet, and all below-standard quality inventory at the date of the Last Balance Sheet has been written down on the Last Balance Sheet to net realizable value. All such inventories not so written off have been priced on the Last Balance Sheet at the lower of cost or market (or net realizable value) on a first-in, first-out basis.

5.15  ACCOUNTS RECEIVABLE.

      All accounts receivable of EME reflected in the Last Balance Sheet or subsequently created (collectively, the "Accounts Receivable"), represent as of the date reflected valid obligations arising from sales actually made or services actually performed in the Ordinary Course of Business. Section 5.15 of the Disclosure Schedule sets forth a complete and accurate list of all Accounts Receivable as of the date of the Last Balance Sheet, which list sets forth the aging of such Accounts Receivable.

5.16  ACCOUNTS PAYABLE.

      Except as specified in Section 5.16 of the Disclosure Schedule, all accounts payable set forth in the Last Balance Sheet or arising since the date thereof, to the extent they remain obligations of EME, have been incurred in the Ordinary Course of Business.

5.17  INTELLECTUAL PROPERTY.

            (a) The term "Intellectual Property Assets" means: (i) all patents and patent applications listed on Section 5.17 of the Disclosure Schedule (collectively, "Patents"); and (ii) all know-how, trade secrets, confidential information, customer lists, proprietary software developed by EME, technical information, data, process technology, plans, drawings, and blue prints (collectively, "Trade Secrets") owned, or licensed by EME as licensee or licensor.

            (b) Section 5.17(b) of the Disclosure Schedule contains a complete and accurate list of all agreements relating to the Intellectual Property Assets to which EME is a party. There are no outstanding disputes with respect to any such agreement nor, to Datron's knowledge, are any such disputes threatened. The Intellectual Property Assets are adequate for EME to conduct its business as it is currently being conducted.

            (c) Except as set forth in Section 5.17 of the Disclosure Schedule, EME is the owner of all right, title, and interest in and to each of the Intellectual Property Assets, free and clear of Encumbrances except Permitted Encumbrances, and has the right to use without payment to a third Person all of the Intellectual Property Assets, with the exception of a license for a power drive unit patent from Jarl Sundseth, which license is listed in Section 5.17 of the Disclosure Schedule.

            (d) EME is not infringing the copyrights of any other Person.

            (e) Section 5.17(d) of the Disclosure Schedule contains a complete and accurate list and summary description of all Patents. (i) All of the issued Patents are currently in compliance in all material respects with formal Legal Requirements (including payment of filing, examination, and maintenance fees and proofs of working or use), are valid and enforceable; (ii) no Patent has been or is now involved in any interference, reissue, reexamination, or opposition proceeding, and neither Datron nor EME has been notified that a patent or patent application of a third Person interferes with any of the Patents; (iii) to Datron's knowledge, no Patent is infringed, has been challenged or threatened in any way, and none of the products manufactured or sold, nor any process or know-how used, by EME infringes or is alleged to infringe any patent or other proprietary right of any other Person. Patented products sold by EME are not marked with patent numbers.

            (f) With respect to each Trade Secret, (i) documentation has been prepared (and, with respect to know-how, generally prepared) therefor in accordance with reasonable business practice (ii) the documentation which has been prepared relating to such Trade Secret is current, accurate, and sufficient in detail and content to identify and explain it; (iii) EME has taken reasonable precautions to protect its secrecy, confidentiality, and value; (iv) EME has good title and an absolute (but not necessarily exclusive) right to use the Trade Secrets, and the Trade Secrets, to Datron's knowledge, have not been used, divulged, or appropriated either for the benefit of any Person (other than EME) or to the detriment of EME. No Trade Secret is subject to any adverse claim or, to Datron's knowledge, has been challenged or threatened in any way.

5.18  LEASES.

      Section 5.18 of the Disclosure Schedule contains an accurate and complete list of all leases (including all amendments thereof and modifications thereto) pursuant to which EME leases real or personal property (collectively, the "Leases"). EME is not in default with respect to any of the Leases, and to Datron's knowledge, no event or condition has occurred which (whether with or without notice, lapse of time or the happening or occurrence of any other event) would constitute a default by EME thereunder. All the Leases are valid, binding and enforceable in accordance with their respective terms and are in full force and effect.

5.19  TAXES.

      EME has duly filed or caused to be filed all tax reports and returns (each of which was accurate and complete in all material respects) required to be filed by it and has duly paid all taxes and other charges due or claimed to be due from it by any Governmental Body, including, without limitation, those due in respect of all federal, state, and local or foreign income and capital, payroll, withholding, excise, sales, use, real and personal property, use and occupancy, business and occupation, mercantile, real estate, capital stock and franchise tax, VAT, trade tax, or other tax relating to EME's business (all the foregoing taxes, including interest and penalties thereon) and including estimated taxes thereof are hereinafter collectively called "Taxes"); except as noted on the Balance Sheet at December 31, 1997 which is a part of the Financial Statements, the reserves for Taxes, without regard to deferred tax assets, reflected in such balance sheet, are adequate for the payment of all unpaid Taxes, net of any refunds of Taxes, in each case applicable to the period ended on the date of such balance sheet and all periods prior thereto. There are no Tax liens upon any property or assets of EME except liens for current Taxes not yet due. No claim has been made during the past seven years by a Governmental Body in a jurisdiction where EME does not file tax returns that it is or may be subject to taxation by that jurisdiction for a period ended on or before December 31, 1997.

5.20  LITIGATION.

      Except as may be set forth in Section 5.20 of the Disclosure Schedule, there are no claims, actions, suits, proceedings or investigations pending or, to Datron's knowledge, threatened against EME or seeking to block the Transactions, at law or in equity or before or by Governmental Body or any arbitration tribunal; to Datron's knowledge, there is no valid basis for any such claim, action, suit, proceeding, inquiry or investigation. EME is not subject to any judgment, order or decree naming it entered in any lawsuit or proceeding which has had or may have a Material Adverse Effect.

5.21  EMPLOYMENT AND LABOR MATTERS.

      Section 5.21 of the Disclosure Schedule sets forth a complete and accurate list of (a) all work agreements (Betriebsvereinbarungen) pertaining to EME, (b) all employment agreements and pension and benefit plans for general managers, officers and senior employees (leitende Angestellte) of EME, and (c) all other employment agreements providing for (i) an annual base salary of more than DM 100,000, (ii) company pension benefits, or (iii) notice of termination periods of more than one year. Section 5.21 of the Disclosure Schedule sets forth all employee benefit plans, not otherwise set forth in Section 5.21 of the Disclosure Schedule, in which employees employed by EME are participating or are eligible to participate. The names, ages, functions, seniority and monthly salary of each employee of EME, including Auszubildende and students, are set forth in Section 5.21 of the Disclosure Schedule. Other than the payments due under agreements or other obligations set forth in Section 5.21 of the Disclosure Schedule or payments required by any Governmental Body, there are no additional payments due to any employee of EME. Except as set forth in Section
5.21 of the Disclosure Schedule, neither EME nor Datron have received notice during the past seven years of any EME strikes, slowdowns or, labor disputes involving the practices of the management of EME which have been brought before that Governmental Body or arbitration tribunal in Germany before which such labor disputes are brought for resolution in accordance with applicable Legal Requirements or, to the knowledge of Datron, written threats of strikes, slowdowns or the bringing of such disputes for resolution before such body or tribunal.

5.22  CONTRACTS AND COMMITMENTS.

            (a) Section 5.22 of the Disclosure Schedule sets forth agreements, contracts, commitments, arrangements or restrictions of EME at March 31, 1998 which individually involve payments to EME in excess of DM 250,000 in any year or by EME in excess of DM 100,000 in any year; EME is in compliance in all material respects with such agreements, contracts, commitments, arrangements or restrictions.

            (b) Subject to obtaining any requisite consents of third Persons as set forth in Section 5.25 and 7.3 and as specified in Section 5.6 of the Disclosure Schedule, the enforceability of the contracts and commitments of EME will not be affected in any material respect by Datron's execution and delivery of this Agreement or Datron's consummation of the Transactions.

            (c) EME is not restricted by an agreement to which it is a party or by a judgment, order, decree, writ or injunction of a Governmental Body naming it, from carrying on its business anywhere in the world; and

            (d) EME has no agreements with Datron.

5.23  BANK ACCOUNTS.

      Section 5.23 of the Disclosure Schedule sets forth the names and locations of all banks, trust companies, savings and loan associations and other financial institutions at which EME has accounts or safe deposit boxes and the names of all persons authorized to draw thereon or to have access thereto.

5.24  COMPLIANCE WITH APPLICABLE LAW.

            (a) EME is presently and has been complying with each Legal Requirement that is or has been applicable to it;

            (b) To Datron's knowledge, no event has occurred nor circumstance exists that (with or without notice or lapse of time) may constitute or result in a violation by EME of, or a failure on the part of EME to comply with, any Legal Requirement. EME has not has received, at any time during the five years preceding the date of this Agreement, any notice or other communication from any Governmental Body regarding (i) any actual or alleged violation of, or failure to comply with, any Legal Requirement, or (ii) any actual or alleged obligation on the part of EME to undertake, or to bear all or any portion of the cost of, any remedial action of any nature.

5.25  CONSENTS AND APPROVALS; GOVERNMENTAL AUTHORIZATIONS.

            (a) At Closing Datron shall have obtained all consents, approvals, licenses, permits or authorizations of, or declaration, filing or registration required by any Person in connection with (i) the execution and delivery by Datron of this Agreement and (ii) the consummation by Datron of the Transactions.

            (b) Section 5.25 of the Disclosure Schedule contains a complete and accurate list of each Governmental Authorization that is held by EME or that is required to be held by EME in order to operate its business. Each Governmental Authorization listed or required to be listed on Section 5.25 of the Disclosure
Schedule is valid and in full force and effect. Except as set forth on Section
5.25 of the Disclosure Schedule:

                  (i) EME is, and at all times during the five year period ended on the date of this Agreement has been, in compliance in all material respects with all of the terms and requirements of each Governmental Authorization identified or required to be identified on Section 5.25 of the Disclosure Schedule;

                  (ii) EME has not received, during the five year period ended on the date of this Agreement, any notice or other communication (which shall include oral communications only if they were communicated by a Governmental Body to Peter J.

      Starke, Peter Kraft, Hans-Otto Raulf or Liselotte Hurler) from any Governmental Body regarding (A) any actual or alleged violation of or failure to comply with any term or requirement of any Governmental Authorization, or (B) any actual or proposed revocation, withdrawal, suspension, cancellation, termination of, or modification to any Governmental Authorization; and

                  (iii) All applications required to have been filed for the renewal of the Governmental Authorizations listed or required to be listed on Section 5.25 of the Disclosure Schedule have been duly filed on a timely basis with the appropriate Governmental Bodies, and all other filings required to have been made with respect to such Governmental Authorizations have been duly made on a timely basis with the appropriate Governmental Bodies.

5.26  NO CONDEMNATION.

      Neither Datron nor EME have received notice that the whole or any portion of the leaseholds or any other assets of EME is subject to any order of a Governmental Body to be sold or is being condemned, expropriated or otherwise taken by any Governmental Body with or without payment of compensation therefor, or that any such condemnation, expropriation or taking has been proposed by any Governmental Body.

5.27  CONDUCT OF THE BUSINESS AFTER NOVEMBER 30, 1997.

      EME has not, subsequent to November 30, 1997, made any payments to Datron except: (a) a December 1997 dividend payment of DM 387,402.22; (b) normal monthly charges of $2,000 per month for a corporate overhead allocation charge and charges for insurance premiums (c) expenses in the Ordinary Course of Business paid by Datron on behalf of EME; and (d) product purchases in the Ordinary Course of Business. Section 5.27 of the Disclosure Schedule sets forth all payments made to Datron by EME after November 30, 1997.

5.28  INSURANCE.

            (a)   Datron has delivered to SL:

                  (i) True and complete copies of all policies of insurance to which EME is a party or under which EME, or any director of EME, is or has been covered at any time within one year preceding the date of this Agreement;

                  (ii) Any statement by the auditor of the Financial Statements with regard to the adequacy of EME's insurance coverage or of the reserves for insurance claims.

            (b) Section 5.28 of the Disclosure Schedule contains a true and complete schedule of Insurance maintained by or for EME and a description of any self-insurance arrangement by EME or by Datron that includes coverage for EME, including any reserves established thereunder, but excluding any deductibles or coverage limits.

            (c) Section 5.28(c) of the Disclosure Schedule sets forth, by year, for the current policy year and each of the two preceding policy years:

                  (i) A statement describing each claim under an insurance policy for an amount in excess of DM 20,000, which sets forth:

                        (A)   The name of the claimant;

                        (B) A description of the policy by insurer, type of insurance, and period of coverage; and

                        (C) The amount and a brief description of the claim; and

                  (ii) A statement describing the loss experience for all claims that were self-insured, including the number and aggregate cost of such claims.

            (d) Except as set forth on Section 5.28(d) of the Disclosure
Schedule:

                  (i) All policies to which EME is a party or that provide coverage to EME or any director or officer of EME:

                        (A) Are valid, outstanding, and enforceable;

                        (B) To Datron's knowledge, are issued by insurers bearing the ratings specified on Section 5.28 of the Disclosure Schedule;

                        (C) Are sufficient for compliance with all Legal Requirements and contracts to which EME is a party;

                        (D) With respect to EME's policies, will continue in full force and effect following the Closing; and

                        (E) Do not provide for any retrospective premium adjustment or other experienced-based liability on the part of EME not otherwise reflected in the Financial Statements.

            (e) EME has not within the past 9 years received (A) any refusal of insurance coverage or any notice that a defense will be afforded by an insurer with reservation of rights, or (B) any notice of cancellation or any other indication that any insurance policy is no longer in full force or effect or will not be renewed or that the issuer of any policy is not willing or able to perform its obligations thereunder.

            (f) EME has given notice to the insurer of all claims involving personal injury and other claims over DM 20,000 that may be insured thereby.

5.29  ENVIRONMENTAL MATTERS.

            (a) Except as set forth on Section 5.29 of the Disclosure Schedule:

                (i) EME is presently and at all times has been complying with each Environmental Law applicable to it and EME has not received any communication within the past five years from a Governmental Body alleging that EME is not in such compliance;

                (ii) there is no Environmental Claim pending or, to Datron's knowledge, threatened against EME;

                (iii) there are no Materials of Environmental Concern present on or in the Environment at the EME Facility or, to the knowledge of Datron, at any geologically or hydrologically adjoining property, including any Materials of Environmental Concern contained in barrels, above or underground storage tanks, landfills, land deposits, dumps, equipment (whether moveable or fixed) or other containers, either temporary or permanent, and deposited or located in land, water, sumps, or any other part of the EME Facility or such adjoining property, or incorporated into any structure therein or thereon;

                (iv) there has been no release or, to the knowledge of Datron, threat of release of any Materials of Environmental Concern at or from the EME Facility or at any other locations where any Materials of Environmental Concern were or may have been generated, manufactured, refined, transferred, produced, imported, used or processed from or by the facilities, or by or from any other properties and assets (whether real, personal or mixed) in which EME has or had an interest, or to the knowledge of Datron, any geologically or hydrologically adjoining property, whether by Datron, EME or any other Person; and

                (v) set forth on Section 5.29 of the Disclosure Schedule are true and complete copies and results of any studies, analyses, tests or monitoring possessed or initiated by Datron or EME pertaining to Materials of Environmental Concern, in, on or under the EME Facility, or concerning compliance by Datron, EME or any other Person for whose conduct they are or may be held responsible, under Environmental Laws.

            (b) "Environmental Claim" means any written notice by any Person alleging potential liability (including, without limitation, potential liability for investigatory costs, cleanup costs, governmental response costs, natural resources damages, property damages, personal injuries or penalties) arising out of, based on or relating to (A) the presence, or release into the environment, or disposal in any manner of any Material of Environmental Concern or (B) circumstances forming the basis of any violation, or alleged violation, of any Environmental Law.

            (c) "Environmental Laws" means all Legal Requirements relating to pollution or protection of the environment, or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport, removal, remediation or otherwise handling of Materials of Environmental Concern.

            (d) "Materials of Environmental Concern" means chemicals, pollutants, contaminants, wastes, toxic substances, hazardous substances, petroleum and petroleum products or other substances with respect to which liability or standards of conduct are imposed pursuant to any Environmental Laws (excluding, however, tobacco and tobacco products to the extent, if any, tobacco or tobacco products are included in the foregoing description.)

            (e) "Environment" means soil, land surface or subsurface strata, surface waters (including navigable waters, ocean waters, streams, ponds, drainage basins and wetlands), ground waters, drinking water supply, stream sediments, ambient air (including indoor air), plant and animal life, and any other environmental medium or natural resource.

5.30  CERTAIN PAYMENTS.

      For the past five years, neither EME nor any director, officer, agent, or employee of EME, or to Datron's knowledge any other Person associated with or acting for or on behalf of EME, has directly or indirectly (a) made any contribution, gift, bribe, rebate, payoff, influence payment, kickback, or other payment to any Person, private or public, regardless of form, whether in money, property, or services to obtain favorable treatment in securing business or to pay for favorable treatment for business secured or to obtain special concessions or for special concessions already obtained, for or in respect of EME, in each case which is in violation of any Legal Requirement, or (b) established or maintained any fund or asset that has not been recorded in the books and records of EME.

5.31  BROKERS OR FINDERS.

      Datron and its officers, employees and agents have incurred no obligation or liability, contingent or otherwise, for brokerage or finders' fees or agents' commissions or other similar payment in connection with this Agreement and the Transactions.

5.32  DISCLOSURE.

      No representation or warranty of Datron in this Agreement and no statement on any Schedule hereto omits to state a material fact necessary to make the statements herein or therein, in light of the circumstances in which they were made, not misleading.

                               ARTICLE VI

                  REPRESENTATIONS AND WARRANTIES OF SL

            SL hereby represents and warrants to Datron and EME as follows:

6.1   ORGANIZATION AND GOOD STANDING.

      SL is a limited liability company duly organized, validly existing and in good standing under the laws of the Federal Republic of Germany.

6.2   AUTHORIZATION.

      SL has the full corporate power and authority to, enter into this Agreement and to consummate the Transactions. At Closing, the managing director, shareholder or other appropriate body of SL will have taken all action required by any Legal Requirement and its certificate of incorporation by-laws or other governing documents or otherwise to authorize the execution and delivery of this Agreement and its consummation of the Transactions. This Agreement constitutes a valid and binding obligation of SL enforceable in accordance with its terms. No other act or proceeding on the part of SL is necessary to authorize this Agreement or the Transactions.

      Neither the execution and delivery by SL of this Agreement nor the consummation by SL of the Transactions violates any Legal Requirement or violates, conflicts with or will at the Closing constitute a default under the certificate or incorporation or by-laws or other governing documents of SL, or any contract, commitment, agreement, understanding, arrangement or restriction of any kind to which SL is a party or by which it is bound.

6.3   INVESTMENT REPRESENTATION.

      SL is represented by both United States and German counsel and accountants to assist it to evaluate the risks and merits of the Transactions.

      SL acknowledges that the Ownership Interest has not been registered under the Securities Act of 1933, and that the Ownership Interest will be transferred to SL pursuant to an exemption from registration under such Securities Act.

6.4   LITIGATION.

      There are no actions, suits, proceedings, investigations of any kind pending or, to SL's knowledge, threatened against SL before any Governmental Body or arbitration tribunal which, if adversely determined, might either in each case or in the aggregate materially and adversely affect SL's ability to carry out the terms of this Agreement and the Transactions.

6.5   BROKERS OR FINDERS.

      SL and the officers, employees and agents of SL have incurred no obligation or liability, contingent or otherwise, for brokerage or finders' fees or agents' commissions or other similar payment in connection with this Agreement and the Transactions.

                              ARTICLE VII

                    OTHER OBLIGATIONS OF THE PARTIES

7.1   NO IMPLIED REPRESENTATIONS.

      SL acknowledges that neither Datron nor any other Person has made any representation or warranty, express or implied, as to the accuracy or completeness of any information regarding EME, its assets and its liabilities which is not included in this Agreement or the Disclosure Schedule hereto.

7.2   TRANSITION COOPERATION.

      Datron will, at the expense of SL, use Commercially Reasonable Efforts to cooperate with SL and any Affiliate of SL after the Closing to assist in effecting an orderly transfer of control of EME's business and will provide, at the expense of SL, such assistance concerning such transfer as SL may reasonably require.

7.3   SECTION 338 ELECTION.

      SL shall cause SL Industries not to elect under Section 338(g) of the U.S. Internal Revenue Code to write-up the value of the assets of EME unless the tax benefit to SL Industries as a result of such write-up, valued at the date of the write-up, exceeds $50,000.

7.4   SOLICITATION OF INVESTIGATIONS BY GOVERNMENTAL BODIES.

      Except as may be required by Legal Requirements or deemed prudent by SL or EME for the purposes of reducing a potential claim or preventing a future claim, or ameliorating a past release of Materials of Environmental Concern, neither SL nor EME nor any of their Affiliates or agents shall after the Closing request, solicit or otherwise contact a Governmental Body for the purpose of causing an investigation to be commenced as to whether EME has to the Closing Date complied with any Environmental Laws or whether there are present Materials of Environmental Concern for which EME, based on its activities to the Closing Date, may be responsible.

7.5   TAX RETURNS.

      Tax returns of EME prepared after the Closing Date which relate to periods prior to or including the Closing Date shall be prepared by SL and EME in a manner consistent with preparation of tax returns of EME prior to the Closing Date.

                              ARTICLE VIII

                 THIS ARTICLE IS INTENTIONALLY OMITTED

                               ARTICLE IX

                 THIS ARTICLE IS INTENTIONALLY OMITTED

                               ARTICLE X

              SURVIVAL OF REPRESENTATIONS; INDEMNIFICATION

10.1  SURVIVAL OF REPRESENTATIONS AND COVENANTS; DEFINITIONS.

            (a) All representations and warranties including the Disclosure Schedule hereto, made or delivered by any party to this Agreement or pursuant hereto will survive the Closing hereunder for a period of two years, except (i) for those contained in Sections 5.1, 5.29, 5.31 and 6.5 hereof, which shall survive until the termination of the applicable statute of limitations, (ii) for those contained in the second sentence of Section 5.13 which shall terminate 60 days after Closing and (iii) for those contained in Section 5.19, which shall survive until three months after submitting a noncontestable tax bill for the concerned taxes and the relevant tax period, or the applicable statute of limitations for tax fraud or tax evasion, whichever is longer. No claim for breach of a representation or warranty may be asserted unless first asserted prior to the end of the survival period thereof. Covenants of each party hereunder shall survive the Closing for a period of three (3) years and no claim for a breach of a covenant may be asserted unless first asserted prior to three years from the Closing Date.

            (b) "Indemnity Payment" means any amount of Damages required to be paid pursuant to Section 10.2 or 10.3, (ii) "Indemnitee" means any Person entitled to indemnification under this Agreement, and (iii) "Indemnifying Party" means any Person required to provide indemnification under this Agreement.

10.2  AGREEMENT BY DATRON TO INDEMNIFY.

      Subject to the terms and conditions of this Section 10, Datron hereby agrees to indemnify, defend and hold harmless SL (which after the Closing will include EME), from and against all demands, claims, actions or causes of action, assessments, losses, damages, liabilities, costs and expenses, including, without limitation, interest, penalties and attorneys' fees and expenses (collectively, "Damages"), asserted against, imposed upon or incurred by SL, directly or indirectly, by reason of or resulting from the following claims (collectively, "Claims"):

            (a) A breach by Datron at Closing of any representation or warranty of Datron contained in this Agreement; or

            (b) A breach by Datron of any covenant of Datron contained in this Agreement.

10.3  AGREEMENT BY SL TO INDEMNIFY.

      Subject to the terms and conditions of this Section 10, SL (which after the Closing will include EME) hereby agrees to indemnify, defend and hold harmless Datron, from and against the Cost of all Damages asserted against, imposed upon or incurred by Datron, directly or indirectly, by reason of or resulting from the following Claims:

            (a) A breach by SL at Closing of any representation or warranty of SL contained in this Agreement; or

            (b) A breach by SL of any covenant of SL contained in this
                Agreement.

10.4  DEFENSE OF CLAIMS.

      The obligations and liabilities of each party for Claims under Section
10.2 and 10.3 hereof will be subject to the following terms and conditions:

            (a) The Indemnitee will give prompt notice of any Claim by a Person not a party to this Agreement or an Affiliate of such party (a "Third Person Claim") to the Indemnifying Party and the Indemnifying Party will have the right to undertake the defense thereof by representatives chosen by it and shall keep the Indemnitee informed and shall consult with the Indemnitee in connection with such defense. The Indemnitee shall cooperate in such defense including providing such information related thereto as the Indemnifying Party reasonably requests.

            (b) If the Indemnifying Party, within a reasonable time after notice of any such Third Person Claim, fails to defend, then the Indemnitee will have the right to undertake the defense, compromise or settlement of such Claim on behalf of and for the account and risk of the Indemnifying Party, subject to the right of the Indemnifying Party to assume the defense of such Claim at any time prior to settlement, compromise or final determination thereof. If, within a reasonable time after giving notice of a Third Party Claim to an Indemnifying Party pursuant to Section 10.4(a), an Indemnitee receives written notice from the Indemnifying Party that the Indemnifying Party has elected to assume the defense of such Third Party Claim, the Indemnifying Party will not be liable for any costs and expenses subsequently incurred by the Indemnitee in connection with the defense thereof; provided, however, that if the Indemnifying Party fails to take reasonable steps necessary to defend such Third Party Claim within 20 calendar days after receiving written notice from the Indemnitee that the Indemnitee believes the Indemnifying Party has failed to take such steps, the Indemnitee may assume its own defense, and the Indemnifying Party will be liable for all Damages paid or incurred in connection therewith.

            (c) If a firm offer is made to settle a Third Party Claim without leading to liability or creating a financial or other obligation or Material Adverse Effect on the part of the Indemnitee for which the Indemnitee is not entitled to indemnification hereunder and the Indemnifying Party desires to accept and agree to such offer, the Indemnifying Party shall give written notice to the Indemnitee to that effect. If the Indemnitee fails to consent to such firm offer within 10 calendar days after its receipt of such notice, the Indemnitee may continue to contest or defend such Third Party claim and, in such event, the maximum liability of the

Indemnifying Party as to such Third Party Claim shall not exceed the amount of such settlement offer, plus costs and expenses paid or incurred by the Indemnitee through the end of such ten-day period. The Indemnifying Party will not, without the written consent of the Indemnitee settle or compromise any Third Party claim or consent to the entry of any judgment thereon which does not include as an unconditional term thereof the giving by the claimant or the plaintiff to the Indemnitee of a release from all liability in respect of such Claim.

            (d) Anything in Section 10.4(b) to the contrary notwithstanding, if the Indemnitee in its sole discretion determines that there is a reasonable probability that a Claim may adversely affect the Indemnitee other than as a result of money damages, then the Indemnitee will have the right, upon notice to the Indemnifying Party, at its own cost and expense, to defend, compromise or settle such Claim; provided, (x) the Indemnitee shall keep the Indemnifying Party informed and consult with the Indemnifying Party in connection therewith and (y) the Indemnitee shall not settle any such claim without the consent of the Indemnifying Party, which consent shall not be unreasonably withheld.

            (e) Any claim by an Indemnitee on account of an Indemnifiable Loss which does not result from a Third Party Claim (a "Direct Claim") will be asserted by giving the Indemnifying Party reasonably prompt written notice thereof, and in any event not later than 30 calendar days after the Indemnitee becomes aware of such Direct Claim. If the Indemnifying Party does not so respond within such 30 calendar day period, the Indemnifying Party shall be deemed to have rejected such claim, in which event the Indemnitee shall be free to pursue such remedies as may be available to the Indemnitee under this Article X.

            (f) A failure to give timely notice as provided in this Section 10.4 shall not affect the rights or obligations of any party hereunder except and only to the extent that, as a result of such failure, any party which was entitled to receive such notice was deprived of its right to recover any payment under its applicable insurance coverage or was otherwise directly and materially damaged as a result of such failure.

10.5  CONDITIONS OF INDEMNIFICATION.

            (a) In no event will the Indemnifying party be liable to an Indemnitee for an aggregate amount exceeding the Purchase Price or for any Claims of which the Indemnitee did not notify the Indemnifying Party prior to the survival date therefor in Section 10.1.

            (b) Except for a claim by SL for a breach by Datron at Closing of the representations of Datron contained in Sections 5.1 and 5.19 of this Agreement, no Indemnitee shall be entitled to make Claim against an Indemnifying Party pursuant to either Section 10.2(a) or 10.3(a) unless and until the aggregate amount which may be asserted for Damages for all such Claims pursuant to each such Section exceeds $175,000 and then, only to the extent of the excess of the cost of all such Claims over $50,000.

            (c) If the amount of any Damages, at any time subsequent to the making of an Indemnity Payment, is reduced by recovery, settlement or otherwise under or pursuant to any insurance coverage, or pursuant to any claim, recovery, settlement or payment by or against any other Person, the amount of such reduction, less any costs, expenses or premiums incurred in connection therewith (together with interest thereon from the date of payment thereof at a rate equal to Citibank, N.A.'s prime rate), shall promptly be repaid by the Indemnitee to the Indemnifying Party.

            (d) If the amount of Damages is reduced in the year in which an Indemnity Payment is made therefor as a result of a tax benefit to the Indemnitee determined by (x) subtracting from such Damages the amount of any tax benefit resulting from a tax deduction and (y) adding to Damages the amount of any additional tax liability caused by the Indemnity Payment (the "Reduction"), then the Indemnity Payment shall be made by the Indemnifying Party after being adjusted by the Reduction. If the Reduction is realized after the year in which the Indemnity Payment is made, the Indemnitee shall repay to the Indemnifying Party promptly after the Reduction is realized, the amount of the Reduction less any out-of-pocket costs and expenses paid by the Indemnitee to defend the tax benefit included in the Reduction. To the extent a tax benefit included in a Reduction for which the Indemnifying Party received a decrease in an Indemnity Payment is thereafter disallowed (and no challenge or appeal is possible) by a Governmental Body, then the Indemnifying Party shall pay the Indemnitee the amount of such decrease which was so disallowed.

            All determinations made pursuant to this subsection (d) shall be made in good faith by the independent public accounting firm then employed by the Indemnitee. All amounts payable to SL, as Indemnitee, will be treated by the parties as a reduction of the Purchase Price and not as taxable income to SL.

            (e) Upon making any Indemnity Payment the Indemnifying Party shall, to the extent of such Indemnity Payment, be subrogated to all rights of the Indemnitee against any Person that is not an Affiliate of the Indemnitee in respect of the Damages to which the Indemnity Payment relates; provided, however, that (i) the Indemnifying Party shall then be in compliance with its obligations under this Agreement in respect of such Damages and (ii) until the Indemnitee recovers full payment of the Cost of such Damages, any and all claims of the Indemnifying Party against any such Person on account of said Indemnity Payment shall be subrogated and subordinated in right of payment to the Indemnitee's rights against such Person. Without limiting the generality or effect of any other provision hereof, each such Indemnitee and Indemnifying party shall duly execute upon request all instruments reasonably necessary to evidence and perfect the above-described subrogation and subordination rights.

                               ARTICLE XI

                 THIS ARTICLE IS INTENTIONALLY OMITTED

                              ARTICLE XII

                             MISCELLANEOUS

12.1  EXPENSES.

      Except as otherwise provided herein, all fees and expenses incurred by Datron in connection with this Agreement and the Transactions will be borne by Datron. All such fees and expenses incurred by SL, as well as all taxes and fees to transfer the Ownership Interest will be borne by SL.

12.2  FURTHER ASSURANCES.

      Each party shall agree that from time to time, at the request the other party hereto to execute and deliver such other documents and take such other action (without cost to the party executing documents and taking action), as such other party may reasonably request in order to consummate more effectively the Transactions and to carry out the intent of this Agreement.

12.3  PARTIES IN INTEREST.

      This Agreement will be binding upon, inure to the benefit of and be enforceable by the respective successors, heirs and permitted assigns of the parties hereto. The rights and obligations of Datron on the one hand and SL on the other hand may not be assigned without the prior written consent of the other.

12.4   ENTIRE AGREEMENT; AGREEMENT GOVERNS; AMENDMENTS.

      This Agreement, the exhibits, schedules and other writings referred to herein or delivered pursuant hereto which form a part hereof, contain the entire understanding of the parties with respect to its subject matter. This Agreement supersedes all prior agreements and understandings between the parties with respect to its subject matter, whether written or oral. Since the entire understanding of the parties relating to the subject matter of this Agreement is set forth herein, the parties intend that any and all claims related thereto (other than claims arising from fraud) shall be governed by the terms of this Agreement. The foregoing notwithstanding, the provisions of the Confidentiality Agreement dated September 15, 1997, ("Confidentiality Agreement") between SL Industries and Datron shall continue to be effective. In the event of a conflict between the provisions of the Confidentiality Agreement and this Agreement, the provisions of this Agreement shall prevail. This Agreement may be amended only by a written instrument duly executed by the parties. Any condition to a party's obligations hereunder may be waived in writing by such party.

12.5  SEVERABILITY.

      If any provision of this Agreement is held invalid or unenforceable by any court of competent jurisdiction, the other provisions of this Agreement will remain in full force and effect. Any provision of this Agreement held invalid or unenforceable only in part or degree will remain in full force and effect to the extent not held invalid or unenforceable.

12.6  ARTICLE AND SECTION HEADINGS; CONSTRUCTION.

      The headings of Articles and Sections in this Agreement are inserted only as a matter of convenience and will not affect in any way the meaning or interpretation of this Agreement. All references to "Section" or "Sections," or "Article" or "Articles" refer to the corresponding Section or Sections, or Articles or Articles of this Agreement. All words used in this Agreement will be construed to be of such gender or number as the circumstances require. Unless otherwise expressly provided, the word "including" does not limit the preceding words or terms.

12.7  NOTICES.

      All notices, consents, waivers, and other communications under this Agreement must be in writing and will be deemed to have been duly given when (a) delivered by hand (with written confirmation of receipt), (b) sent by telecopier (with written confirmation of receipt) or (c) when received by the addressee, if sent by a nationally recognized overnight delivery service (receipt requested), or an internationally recognized express service (receipt requested) in each case to the appropriate addresses and telecopier numbers set forth below (or to such other addresses and telecopier numbers as a party may designate by notice to the other parties):

            If to SL:

                  c/o SL Industries
                  520 Fellowship Road, Suite A-114
                  Mt. Laurel, NJ 08054
                  Attention:  Owen Farren
                  Facsimile No. (609) 727-1683

                  with a copy to:

                  Morgan, Lewis & Bockius, LLP
                  2000 One Logan Square
                  Philadelphia, PA  19103
                  Attention:  James W. McKenzie, Jr.
                  Facsimile No.: (215) 963-5299

            If to Datron:

                  1200 N. Glenbrook Drive
                  Garland, TX 75040
                  Attention:  Robert V. Gibson, Vice-President of
                  Finance
                  Facsimile No.:  (972) 485-2451

                  with a copy to:

                  1200 N. Glenbrook Drive
                  Garland, TX 75040
                  Attention:  Stephen E. King, General Counsel
                  Facsimile No.:  (972) 485-2451

or to such other address as the person to whom notice is to be given may have previously furnished to the other in writing in the manner set forth above.

12.8  GOVERNING LAW.

      This Agreement will be governed by, and construed and enforced in accordance with, the laws of the State of Delaware without regard to its conflicts of law rules. Any legal action brought by either party to enforce any of the terms of this Agreement or for the performance or nonperformance thereof shall be instituted in the appropriate state or federal court located in Delaware, and for that purpose each party submits itself to the jurisdiction of said courts.

12.9  PUBLIC DISCLOSURE.

      The parties will consult with each other and agree on desirability, timing and substances of any press releases or public announcements or other disclosures to the public, including announcement to employees, relating to the Transactions.

12.10 COUNTERPARTS.

      This Agreement may be executed simultaneously in several counterparts, each of which will be deemed an original, but all of which together will constitute one and the same instrument. This Agreement shall not be binding on any of the parties hereto unless and until this Agreement or a counterpart hereof shall be signed by all parties.

12.11 GOOD FAITH.

      The parties shall act in good faith in the performance of their obligations under this Agreement.

12.12 FACSIMILE EXECUTION.

      To evidence the fact that it has executed this Agreement, each party may send a copy of its executed counterpart to the other party by facsimile transmission. That party shall be deemed to have executed this Agreement on the date it sent such facsimile transmission. In such event, such party shall forthwith deliver to the other party the counterpart of this Agreement executed by such party.

            IN WITNESS WHEREOF, this Agreement has been duly executed and delivered by a duly authorized officer of SL and a duly authorized officer of Datron on the date first above written.



                                    DATRON INC.



                                    By: /s/ ROBERT GIBSON
                                        --------------------------
                                        Robert Gibson
                                        Vice President



                                    SL INDUSTRIES VERTRIEB, GmbH



                                    By: [SIGNATURE]
                                        --------------------------
                                        Name:
                                        Title:

            IN WITNESS WHEREOF, this Agreement has been duly executed and delivered by a duly authorized officer of SL and a duly authorized officer of Datron on the date first above written.



                                    DATRON INC.



                                    By:
                                        --------------------------
                                        Robert Gibson
                                        Vice President



                                    SL INDUSTRIES VERTRIEB, GmbH



                                    By: [SIGNATURE]
                                        --------------------------
                                        Name:  Owen Farren
                                        Title:

                          DISCLOSURE SCHEDULE


Section 3.3(b)        Amounts Due from EME to Datron
Section 5.2           Consents
Section 5.4           Capitalization
Section 5.5           Subsidiaries, Partnerships and Cooperative Arrangements
Section 5.6           Exceptions to "No Violation" Representation
Section 5.7           Certain Inventory
Section 5.9           Liabilities
Section 5.11          Absence of Changes
Section 5.12          Title Exceptions and Encumbrances
Section 5.13          Fixed Assets
Section 5.15          Accounts Receivable
Section 5.16          Accounts Payable
Section 5.17          Intellectual Property
Section 5.18          Leases
Section 5.20          Litigation
Section 5.21          Employment Matters
Section 5.22          Contracts and Commitments
Section 5.23          Bank Accounts
Section 5.25          Consents, Approvals and Governmental Authorizations
Section 5.27          Payments to Datron
Section 5.28          Insurance
Section 5.28(c)       Insurance Claims and Loss Experiences
Section 5.28(d)       Exceptions to Effectiveness of Policies
Section 5.29          Environmental Matters




Capitalized terms defined in the Purchase Agreement shall have the same defined meanings when capitalized and used herein.